EXHIBIT 5.1

                           [LETTERHEAD OF LINKLATERS]


The Board of Directors
Allied Domecq PLC
The Pavilions
Bridgwater Road
Bedminster Down
Bristol
BS13 8AR

                                                                26 February 2003

Our Ref      GRRH/WJ

Dear Sirs

Allied Domecq PLC (the "Company")

1 This opinion is delivered in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the United States Securities Act of 1933 with respect to 20,000,000 ordinary shares of nominal value 25 pence each of the Company ("Ordinary Shares") which Ordinary Shares relate, inter alia, to the share plans of the Company (and of the companies which are its subsidiaries) listed in the Schedule to this opinion (the "Plans"). This maximum number of shares issuable pursuant to the Plans is subject to the over riding dilution limits in the Plans.

2 This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3 For the purposes of this opinion we have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion.

4 Upon the basis of and subject to the foregoing, but subject to any matters not disclosed to us, it is our opinion: (i) that (if being issued pursuant to the Plans) upon such Ordinary Shares being issued and allotted and the subscription or exercise price therefore having been paid pursuant to the Plans, such Ordinary Shares will have been duly authorised and validly issued and will be fully paid and that no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders; or (ii) that (if such Ordinary Shares are to be transferred to holders of options or awards under the Plans) such Ordinary Shares have been duly authorised and validly issued and are fully paid and that no


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      further contributions in respect thereof are required to be made to the
      Company by the holders thereof, solely by reason of their being such holders.

5 This opinion is given to you solely for use in connection with the filing of the Registration Statement. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter.

6 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully


/s/ Linklaters

                                    Schedule


                                    The Plans


The Allied Domecq PLC Executive Share Option Scheme 1999;

The Allied Domecq PLC Deferred Bonus Plan; and

The Allied Domecq PLC Long Term Incentive Scheme 1999.